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                                     EXHIBIT 4.1

                                  PRIME RETAIL, INC.

                                     ___________

          Articles Supplementary Classifying and Designating 175,800 Shares
                                of Preferred Stock as
          8.5% Series B Cumulative Participating Convertible Preferred Stock
                    and 87,900 Shares of Excess Preferred Stock as
                           Excess Series B Preferred Stock

                                     ___________

         Prime Retail, Inc., a Maryland corporation (the "Corporation"), having its principal office in the State of Maryland in the City of Baltimore, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         The Corporation's Articles of Amendment and Restatement of Articles of Incorporation, as amended through the dated hereof (the "Articles") set forth the terms, preferences and rights of (i) the Corporation's 8.5% Series B Cumulative Participating Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock") and (ii) the Corporation's Excess Series B Preferred Stock (the "Excess Series B Preferred Stock").

         The Articles also authorize the Corporation to issue, among other shares of capital stock, 75,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), 15,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), and 7,500,000 shares of Excess Preferred Stock, $.01 par value per share (the "Excess Preferred Stock").

         Pursuant to authority conferred upon the Board of Directors by the Articles and Bylaws of the Corporation, the Board of Directors adopted resolutions authorizing the creation and issuance of up to $100 million in aggregate public offering price of Common Stock and/or Preferred Stock and adopted resolutions granting the Executive Committee of the Board of Directors (the "Executive Committee") with full power and authority, subject to the foregoing resolution, to determine the preferences and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of any series of Preferred Stock to be so issued.

         Pursuant to such authority, the Executive Committee adopted resolutions authorizing the Corporation to issue and sell (i) up to 2,392,000 shares of Common Stock having an aggregate public offering price of up to $26,000,000 and (ii) 175,800 shares of Series B Preferred Stock having an aggregate public offering price of $3,999,450.

         In accordance with the foregoing, the number of shares of Preferred Stock to be designated as Series B Preferred Stock and the number of shares of Excess Preferred Stock to be designated as Excess Series B Preferred Stock and the other terms and conditions of such shares of


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capital stock, as determined by the Executive Committee, are as follows:

         Section 1. (a) Designation of Additional Shares of Series B Preferred Stock. Of the 15,000,000 shares of Preferred Stock authorized by the Articles, 175,800 are hereby designated as Series B Preferred Stock and the number of shares which shall constitute such series shall be increased by 175,800.

         (b)  Other Rights, Terms and Conditions.     The preferences, rights,
voting powers, restrictions, limitations as to dividends, qualifications, redemption rights, voting powers, dividend rate and other rights, terms and conditions of the shares hereby designated as Series B Preferred Stock shall be as set forth in the Articles.

         Section 2. (a) Designation of Additional Shares of Excess Series B Preferred Stock. Of the 7,500,000 authorized shares of Excess Preferred Stock, 87,900 are hereby designated as Excess Series B Preferred Stock and the number of shares which shall constitute such series shall be increased by 87,900.

         (b)  Other Rights, Terms and Conditions.     The preferences, rights,
voting powers, restrictions, limitations as to dividends, qualifications, redemption rights, voting powers, dividend rate and other rights, terms and conditions of the shares hereby designated as Excess Series B Preferred Stock shall be as set forth in the Articles.

                               [signature page follows]


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         IN WITNESS WHEREOF, the Corporation has caused these Articles
Supplementary to be signed in its name and on its behalf by its Senior Vice President-General Counsel and Secretary and attested by its Assistant Secretary on this 19th day of February, 1997 and its said Senior Vice President-General Counsel and Secretary acknowledged under penalties of perjury that these Articles Supplementary are the corporate act of said Corporation and that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

                                  PRIME RETAIL, INC.


                                  By:  /s/ C. Alan Schroeder
                                       --------------------------------------
                                       Name:     C. Alan Schroeder
                                       Title:    Senior Vice President-General
                                                 Counsel and Secretary


Attest:


/s/ R. Kelvin Antill
----------------------------------
Name:    R. Kelvin Antill
Title:   Assistant Secretary

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